UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2011

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2011 Sangamo BioSciences, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with its President and Chief Executive Officer, Edward O. Lanphier II. Mr. Lanphier entered into his original employment agreement with the Company in June 1997 and prior to the Agreement it had only been amended one time, which was in December 2008 for the purpose of bringing its terms and conditions into documentary compliance with Section 409A of the Internal Revenue Code of 1968, as amended, and the regulations issued thereunder.

The following is a description of the principal provisions of the Agreement:

Mr. Lanphier will receive an annual base salary and a potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, (b) Mr. Lanphier is terminated by the Company without cause or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits, provided he timely executes a general release of claims against the Company, which becomes effective and enforceable: (i) a lump sum cash payment in an amount equal to the sum of (a) two times his annual base salary in effect on his termination date, (b) a prorated portion of Mr. Lanphier’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and his termination date and (c) his target bonus for the year in which such termination occurs; (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months; (iii) an additional twenty-four months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a three-year period measured from his termination date; and (iv) the Company will provide him with certain information technology services for up to a twenty-four month period. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for up to a three-year period measured from the date of the change of control or (if later), his termination date. Mr. Lanphier’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: June 22, 2011
SANGAMO BIOSCIENCES, INC.
	By:	/s/ H. Ward Wolff
H. Ward Wolff
Executive Vice President, Chief Financial Officer

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